ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of the 20th day of May, 2019, is by and among Echo Environmental, LLC, a Texas limited liability company, (“Echo”), Echo’s wholly owned subsidiary, ITAD USA, LLC, a Delaware limited liability company (“ITAD”) (Echo and ITAD are individually referred to as “Seller” and collectively referred to herein as “Sellers”), and Corrent Resources, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A. Sellers operate a business (the “Business”) at 2101 W. Belt Line Road, Carrollton, Texas (the “Belt Line Location”) and at 2029-2035 McKenzie Drive, Suite 100, Carrollton TX 75006 (the “McKenzie Location”) (the Belt Line Location and McKenzie Location are collectively referred to as the “Locations”).

B. Sellers desire to sell to Buyer the Acquired Assets (as defined herein), and Buyer desires to purchase the Acquired Assets and assume the Assumed Liabilities (as defined herein) from Sellers, all on the terms and subject to the conditions set forth herein.

NOW THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

ARTICLE I. DEFINITIONS

Section 1.1. Definitions. For purposes of this Agreement, the terms set forth in Annex A to this Agreement have the respective meanings set forth in Annex A to this Agreement. Other terms are defined in the text of this Agreement.

ARTICLE II. PURCHASE AND SALE OF THE ASSETS; PURCHASE PRICE; CLOSING

Section 2.1. Purchase and Sale of the Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase and acquire from Sellers, all of Sellers’ right, title and interests in, to and under the Acquired Assets, free and clear of all Liens, other than Permitted Liens, in exchange for the Purchase Price.

Section 2.2. Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Buyer does not purchase pursuant to this Agreement or any of the transactions contemplated hereby Sellers’ right, title or interest in, to or under any Excluded Asset.

Section 2.3. Assumed Liabilities. At the Closing, Buyer will assume the Assumed Liabilities and thereafter pay, perform and discharge the Assumed Liabilities when due. Other than the Assumed Liabilities, Buyer shall not assume, and Seller shall retain, any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, including but not limited to, any liabilities of the Sellers arising out of (i) any actions, transactions or omissions occurring prior to the Closing Date, (ii) the operation or ownership of the Acquired Assets prior to the Closing Date or the operation of Sellers’ business prior to or subsequent to the Closing Date, or (iii) the sale of the Acquired Assets to the Buyer (the “Excluded Liabilities”).

Section 2.4. Prorations. Rent, utilities and ad valorem and property taxes relating to the Locations and/or the Acquired Assets will be prorated between Buyer and Sellers as of the Closing, as determined in good faith by the parties within 90 days following the Closing. After such determination, the parties will make applicable payments to one another with respect to amounts owed.

Section 2.5. Purchase Price; Closing Date Payments. The aggregate purchase price to be paid by Buyer to Sellers for the Purchased Assets (the “Purchase Price”) will be: (a) the Base Consideration, and (b) the assumption of the Assumed Liabilities. At the Closing, Buyer will pay the Base Consideration (the “Closing Payment”) by wire transfer of immediately available funds to the bank account(s), and in accordance with the instructions, designated in writing by Sellers prior to the Closing Date.

Section 2.6. Closing. The closing of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities provided for in this Agreement (the “Closing”) will take place by the exchange of electronic signatures and wire transfer of immediately available funds at a mutually agreed location, date and time no later than May 15, 2019. The date on which the Closing occurs is referred to as the “Closing Date.” For accounting purposes, the Closing will be effective at 12:01 a.m. on the Closing Date. All documents delivered and actions taken at the Closing will be deemed to have been delivered or taken simultaneously.

Section 2.7. Closing Deliverables.

(a) Closing Deliverables by Sellers. At the Closing, Sellers will deliver, or cause to be delivered, to Buyer:

(i) counterpart signatures to the Ancillary Agreements, duly executed by the Sellers who are a party thereto;

(ii) consent from each applicable landlord or other counterparty to the assignment to Buyer of the Leases and Assigned Contracts (as required), in such form as is acceptable to Buyer;

(iii) a copy of the resolutions of the managers and members of Sellers evidencing the approval of this Agreement and the other documents to be executed in connection herewith; and

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(iv) such other documents or instruments as may be necessary or appropriate to effect the consummation of the transactions contemplated hereby.

(b) Closing Deliverables by Buyer. At the Closing, Buyer will deliver, or cause to be delivered, to Sellers:

(i) the Closing Payment;

(ii) counterpart signatures to the Ancillary Agreements to which Buyer is a party, duly executed by Buyer; and

(iii) such other documents or instruments as may be necessary or appropriate to effect the consummation of the transactions contemplated hereby.

Section 2.8. Allocation Schedule. As soon as practicable following the Closing, Sellers will deliver an allocation of the Purchase Price (plus other relevant items) to Buyer in accordance with Code Section 1060 and the treasury regulations thereunder (and any similar provision of state or local, as appropriate). If Buyer notifies any Seller in writing that Buyer objects to one or more items reflected in such allocation schedule, Sellers and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer are unable to resolve any dispute with respect to the allocation schedule within fifteen (15) days following the date such was delivered to Buyer, such dispute shall be resolved by an independent accountant selected by Buyer and Sellers. The independent accountant’s determination shall be final and conclusive, and the cost of the independent accountant’s fees shall be divided equally between Buyer, on the one hand, and Sellers. If Buyer and Sellers are unable to agree on a single independent accountant, then Buyer shall select and pay for an independent accountant, and Sellers shall select and pay for an independent accountant. If the two independent accountants agree, then their determination shall be final and conclusive. If the two independent accountants are unable to agree, then they shall select a third independent accountant, and the determination of two of the three independent accountants shall be final and conclusive. The cost of the third independent account shall be divided equally between Buyer and Sellers. Buyer and Sellers shall report, act and file all tax returns in all respects and for all purposes consistent with the final allocation. Neither Buyer nor Sellers shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

Except as set forth below, each party hereby represents and warrants to the other party that all of the following representations and warranties set forth in this Article III are true and correct as of the date of this Agreement and at the time of the Closing.

Section 3.1. Organization; Authority; Enforceability. Such party is duly organized, validly existing and in good standing under the laws of the State of its formation or organization, as applicable. Such party has the requisite corporate or limited liability company power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement, and upon execution of any Ancillary Agreement to which it will be a party, constitutes the legal, valid and binding agreement of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally from time to time in effect, applicable equitable principles and the availability of equitable remedies.

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Section 3.2. No Conflicts. The execution, delivery and performance of this Agreement by such party, and any Ancillary Agreement to which it will be a party, and the consummation by such party of the transactions contemplated hereby and thereby will not (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement or other organizational documents of such party; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental order applicable to such party or the Acquired Assets; (c) result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Seller under, any Lease; or (d) result in the creation or imposition of any Lien other than Permitted Liens on the Acquired Assets. No consent, approval, permit, Governmental Authority order, declaration or filing with, or notice to, any Governmental Authority or other third party is required by or with respect to such party in connection with the execution and delivery of this Agreement or any of the other Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.3. Assets. Sellers represent and warrant to Buyer that Sellers have good and marketable title to, or in the case of any property held or used under any lease or other agreement or contract, a valid and enforceable right to use, the Acquired Assets, free and clear of any Liens, other than Permitted Liens.

Section 3.4. Leases. Sellers have delivered to Buyer a true and complete copy of each Lease. With respect to the real property subject to each such Lease, Seller enjoys peaceful and undisturbed possession of the same, and Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such real property or any portion thereof except for that certain Sublease Agreement executed by and between Echo and LBJ Metals, LLC on October 30, 2018 regarding the McKenzie Lease. Sellers have not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting such real property, (ii) existing, pending or threatened condemnation proceedings affecting such real property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters affecting such real property. Such real property has not been damaged or destroyed, in part or in whole, by fire or other casualty. Seller has not received any notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of such real property or requesting the performance of any material work or alteration with respect to such real property. The real property is in compliance in all material respects with all applicable building, zoning and health and safety Laws. To Sellers’ knowledge, no fact or condition exists that could reasonably be anticipated to result in the termination or impairment of presently available access to any portion of such real property from adjoining public or private streets or ways or in the discontinuation of presently available and otherwise necessary sewer, water, electric, gas, telephone or other utilities or services. There are no special, general or other assessments pending against Sellers or affecting such real property that would be payable by the lessee thereof. Seller has not entered into any brokerage arrangement with respect to any real property.

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Section 3.5. Legal Proceedings; Compliance. Sellers represent and warrant to Buyer as set forth herein: There are no Actions pending or, to Sellers’ knowledge, threatened against or by any Seller (a) relating to or affecting the Acquired Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Sellers’ knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Authority orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Acquired Assets. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any Governmental Authority order. Sellers have complied, and are now complying, in all material respects with applicable Law related to the ownership and use of the Acquired Assets. Sellers have not received notice of any violation of any Law by any Seller related to the ownership and use of the Acquired Assets.

Section 3.6. Permits. Sellers represent and warrant to Buyer as set forth herein: All permits required for Sellers related to the ownership and use of the Acquired Assets (including the real property) have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such permits have been paid in full. Sellers have complied, and are now complying, in all material respects with all permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any permit. Complete and correct copies of such permits have previously been delivered to Buyer

Section 3.7. Employees. Sellers represent and warrant to Buyer as set forth herein:

(a) Sellers have provided or made available to Buyer prior to the execution of this Agreement a list of Sellers’ employees who provide services and are solely dedicated to the use of the Acquired Assets (each, an “Employee” and, collectively, the “Employees”) and such Employees’ personnel records. As of the date hereof, all compensation, including wages, commissions and bonuses payable to the Employees for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses. All of the Employees are employed on an “at-will” basis and their employment can be terminated at any time for any lawful reason without any amounts being owed to such individual other than as required under applicable Law. No current Employee has given notice of his or her intent to terminate such employment and (y) no notice of termination has been given to any Employee by Seller.

(b) Sellers have made available to Buyer or Buyer’s legal or financial advisor copies of all material employee manuals, handbooks and policy statements relating to the employment of the current Employees in effect as of the date of this Agreement, as well as all employee benefit plans, programs and policies.

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(c) As of the date of this Agreement, Sellers are and have been in material compliance with all applicable Laws relating to employment or employment practices, including all such applicable Laws relating to wages, hours, collective bargaining and labor relations, classification of independent contractors and employees (e.g., independent contractor vs. employee and salaried/exempt vs. hourly/non-exempt), equal opportunity, discrimination, retaliation, civil rights, employment and reemployment rights of members of the uniformed services, employee leave, the federal Occupational Safety and Health Act of 1970 and all applicable occupational safety and health laws under federal, state, and local laws, all applicable federal laws and regulations pertaining to immigration and employment eligibility, unemployment insurance, data privacy, workers compensation, and the collection and payment of withholding and/or social security Taxes and any other employment Tax. Sellers have no knowledge of any prior violation of any such Laws and, to Sellers’ knowledge, no action, suit, claim, administrative action, citation, investigation or other proceeding is pending or threatened alleging any such violation of Laws with respect to the Employees or former employees of Sellers.

(d) Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for any compensation or other amounts payable to any current or former employee, partner, equityholder, member, unitholder, shareholder, officer, director, independent contractor or consultant of the Sellers, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, accrued compensatory time, accrued paid-time-off, fringe, pension or profit sharing benefits or severance pay for any period prior to the Closing Date.

(e) No Employee is subject to any restrictive covenant or any other obligation for the benefit of any third party or is subject to any court order, that in any way adversely affects or could reasonably be expected to affect in any material respect (i) the performance of such individual’s duties for Sellers, or (ii) the ability of any Seller to conduct its business. Sellers have not extended to any of its employees any loans or credit that will be outstanding after Closing.

(f) Sellers have not been and are not currently a party to, nor has been or is otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There are no current U.S. Department of Labor, National Labor Relations Board, Office of Federal Contract Compliance Programs, Equal Employment Opportunity Commission or other Governmental Authority conciliation agreements, noncompliance findings or, to the knowledge of Sellers, audits pending or in effect with respect to any Seller or its Employees.

Section 3.8. Taxes. Sellers represent and warrant to Buyer as set forth herein:

(a) All Tax Returns required to be filed by any Seller for any period prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by any Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Sellers have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any of employees, independent contractors, creditors, customers, shareholders or other party providing services to Sellers, and complied with all information reporting and backup withholding provisions of applicable Law.

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(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Sellers.

(d) All deficiencies asserted, or assessments made, against Sellers as a result of any examinations by any taxing authority have been fully paid.

(e) There are no Liens for Taxes upon any of the Acquired Assets nor, to Seller’s knowledge, is any taxing authority in the process of imposing any Lien for Taxes on any of the Acquired Assets (other than for current Taxes not yet due and payable).

Section 3.9. Inventory and Receivables. Sellers represent and warrant to Buyer as set forth herein: The inventory included in the Acquired Assets is saleable in the ordinary course of business except to the extent written down or reserved against in the Sellers’ financial statements provided to Buyer. The accounts receivable included in the Acquired Assets (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any set off, counterclaim or other defense and (iv) do not represent obligations which are conditional on an occurrence or event, or the absence of an occurrence or event. The accounts payable and accruals of Sellers have arisen in bona fide arm’s-length transactions in the ordinary course of business, and Sellers have been paying accounts payable as and when due. There are no unpaid invoices or bills representing amounts alleged to be owed by Sellers, or other alleged obligations of Sellers, which Sellers have disputed or determined to dispute or refuse to pay.

Section 3.10 Benefit Plans.

(a) Sellers represent and warrant to Buyer as set forth herein: Sellers have provided or made available to Buyer prior to the execution of this Agreement true, correct and complete copies of, and all material information regarding, (i) any employee benefit plans, (ii) any loan to any employee, officer or director and any equity option, equity purchase, phantom equity, equity appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care, life insurance or accident insurance plans, programs or arrangements, (iii) any bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) any other fringe or employee benefit plan, program or arrangement or (v) any employment or executive compensation or severance agreement. The Sellers are not in default under, and are in compliance with, all of the foregoing.

(b) To the extent permitted by the applicable insurers, the Employees may continue their pre-closing medical, dental, vision and life-insurance coverages offered by Sellers until the expiration of such policies on or about December 31, 2019. Buyer will reimburse to Sellers the cost of these continued coverages in such manner as mutually agreed by Buyer and Sellers.

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Section 3.11. Financial Statements. Sellers represent and warrant to Buyer as set forth herein: Sellers have delivered to Buyer copies of the Echo and ITAD’S consolidated financial statements (balance sheet, statement of operations, statement of cash flows and changes in stockholders’ equity) as at, and for the 12-month periods ended December 31, 2017 and 2018 and as at, and for the 2-month period ended February 28, 2018 (collectively, the “Company Financial Statements”). The Company Financial Statements comply as to form with applicable accounting requirements as of their respective dates, and were prepared from the books and records of the Companies in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated and with each other (except as may be indicated in the notes thereto). The Company Financial Statements fairly present the consolidated financial condition and operating results of Echo and ITAD as of the dates, and for the periods, indicated therein, in all material respects.

Section 3.12. Insurance.

(a) Sellers represent and warrant to Buyer as set forth herein: All insurance policies, fidelity bonds and other forms of insurance maintained by or which cover the Acquired Assets (the “Asset Policies”) have been provided or made available to the Buyer prior to the execution of this Agreement. Such policies (i) are in full force and effect, (ii) are in amounts and have coverages that are reasonable and customary for companies engaged in similar businesses and operations and having similar assets and properties as that of the Sellers and (iii) are in amounts and have coverages as required by any of the Sellers’ Contracts and applicable law. There is no default under any such policies and no event has occurred, including the failure by the Sellers to give any notice or information or present a claim in a timely fashion or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of the Companies under any of the insurance policies. All premiums due with respect to such policies have been paid, and excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy held by the Sellers or applicable to their business, assets or employees has been canceled within the two (2) years prior to the date hereof. Sellers have not received (i) any notice of cancellation of any such policy, refusal or denial of coverage, increase of premiums or failure to renew thereunder, (ii) any notice that any issuer of any such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other indication that any such policy is no longer in full force or effect or that the issuer thereof is no longer willing or able to perform its obligations thereunder. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance.

(b) To the extent permitted by Sellers’ insurers, Sellers will continue to insure the Acquired Assets under Sellers’ existing property & casualty policies until the expiration of such policies in or about the fourth quarter of 2019. Buyer will reimburse to Sellers the cost of these continued coverages in such manner as mutually agreed by Buyer and Sellers.

Section 3.13. Intellectual Property Rights. Sellers represent and warrant to Buyer as set forth herein:

(a) Sellers have provided or made available to the Buyer prior to the execution of this Agreement a complete and correct listing of (i) all (a) trademarks, service marks, logos, trade dress and trade names or other source-identifying designations or devices, (b) copyrights, works of authorship and design rights, whether registered or unregistered, and pending applications to register the same, (c) Internet domain names and registrations thereof, and (d) other intellectual property (collectively, “Intellectual Property”) that is used or proposed to be used with respect to, or otherwise embodied by the operation, products, process, methods, materials, or services of, the Business, Echo or ITAD, which also includes all confidential ideas, trade secrets, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information (together with the Intellectual Property, the “Company IP”), and (ii) all contracts under which either Echo or ITAD is licensed or otherwise uses or is permitted to use any Intellectual Property with respect to its business. All of the Company IP is subsisting, valid, and enforceable.

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(b) Neither Echo nor ITAD, nor the conduct of the Business, infringes, misappropriates or otherwise violates the intellectual property rights of any third party and there has been no assertion of any claim of the foregoing or challenging the ownership, validity, or enforceability of any Intellectual Property owned, licensed, or used by either Echo or ITAD. Sellers are not aware of any facts indicating a possibility of the foregoing.

(c) Each of Echo and ITAD: (i) owns and possesses the entire and exclusive right, title and interest in and to all Company IP, free and clear of any liens, claims and encumbrances; or (ii) has been granted sufficient rights pursuant to a written contract in and to any Intellectual Property not owned by Echo or ITAD that is necessary to conduct the Business. Echo and ITAD have taken all necessary actions to maintain and protect the Company IP, and no loss or expiration of any Company IP is threatened, pending or reasonably foreseeable.

Section 3.14. Books and Records. Sellers represent and warrant to Buyer as set forth herein: The books and records and other similar records of Echo and ITAD have been provided or made available to the Buyer prior to the execution of this Agreement. Such books and records of (i) are complete and correct in all material respects, (ii) accurately and fairly reflect, in reasonable detail, the transactions of, acquisitions and disposition of the assets by and incurrence of liabilities by Echo and ITAD, and (iii) have been maintained in accordance with good business practice and in accordance with all applicable laws and the requirements of all applicable contracts.

Section 3.15. No Undisclosed Liabilities. Sellers represent and warrant to Buyer as set forth herein: To the Sellers’ knowledge, there are no liabilities of, relating to or affecting Echo or ITAD or any of their respective assets or properties, other than (i) current liabilities incurred in the ordinary course of business consistent with past practice since February 28, 2019 and in accordance with the provisions of this Agreement, and (ii) liabilities which are adequately reflected, reserved for or disclosed in the Financial Statements. For purposes of this Agreement, “ordinary course” liabilities include only liabilities incurred in the normal course of the business of Echo and ITAD, consistent with past practice and amounts, and do not include liabilities arising from the breach of or default under any contract or the violation of any law, order or permit.

Section 3.16. Contracts. Sellers represent and warrant to Buyer as set forth herein: The standard customer contracts, together with the terms and conditions thereto, all of which have been entered into in the ordinary course of business, and the vendor and other contracts, have been provided or made available to the Buyer prior to the execution of this Agreement and represent all of the of the agreements, licenses, contracts or other commitments of any nature, whether written or oral, to which either Echo or ITAD is a party or by which it is bound relating to the Business (the “Company Contracts”). Each Company Contract is a legal, valid, binding and enforceable obligation of Echo or ITAD and the other party thereto and is in full force and effect.

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Section 3.17. Customers and Suppliers. Sellers represent and warrant to Buyer as set forth herein: Prior to the execution of this Agreement, Seller has provided or made available to the Buyer a true, correct and complete list (with name and address) of all customers of Echo and/or ITAD for such periods of time as requested by Buyer, together with the purchases made, and a true, correct and complete list of all suppliers. To Seller’s actual knowledge, (a) no customer or supplier so listed has indicated within the past twelve (12) months that it will stop or decrease the rate of its transactions, or otherwise change its business relationship, with Echo or ITAD, and (b) no fact, occurrence, situation or circumstance exists with respect to any supplier, independent contractor or customer that would have a material adverse effect upon the assets, properties, business, financial condition or operations of either Echo or ITAD. The companies have not offered to any person, and, to the knowledge of the Seller, no person is entitled to claim, any cash discount, profit participation, stock adjustment or other rebate or premium in connection with or on account of the purchase or sale of products or services of the companies.

ARTICLE IV. COVENANTS

Section 4.1. Employee Matters. Prior to the Closing Date, Buyer may, but shall not be required to, offer employment, effective as of 12:01 a.m., Central time on the Closing Date (the “Transfer Date”), to all Employees. All such Employees shall be terminated by Sellers immediately prior thereto. All Employees who accept such employment are herein referred to as the “Hired Employees.” Sellers shall be responsible for any obligations under the WARN Act related to the Employees, and any similar obligations under state or local Laws, arising on or prior to the Closing Date. Buyer shall be responsible for any obligations under the WARN Act related to the Employees, and any similar obligations under state or local Laws, arising after the Closing Date.

Section 4.2. Operations. From the date hereof until Closing, Sellers shall operate their business and the Acquired Assets in the ordinary course of business, shall maintain the Acquired Assets and real property in the same condition and repair as of the date hereof (ordinary wear and tear excepted) and shall not transfer or dispose, or permit any Lien to be placed upon, any Acquired Asset.

Section 4.3. Access. From the date hereof until the Closing, Sellers shall afford Buyer and its representatives full and free access to and the right to inspect the Acquired Assets. Sellers shall (i) permit Buyer and its representatives to make copies at the Buyer’s sole expense of all such contracts, permits, books and records and other existing documents and data that relate to the Acquired Assets as the Buyer may reasonably request; (ii) furnish Buyer with such additional data and information relating to the Acquired Assets as the Buyer may reasonably request; (iii) permit Buyer and its representatives to talk with, ask questions of, and interview, prospective Employees and contractors; and (iv) otherwise cooperate and assist, to the extent reasonably requested by the Buyer, with the Buyer’s investigation of the properties, assets and financial condition related to the Acquired Assets or business and with prospective Employees. Buyer shall have the right to have the real property, systems and tangible personal property inspected by Buyer and its representatives, at the Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the real property, systems and tangible personal property as the Buyer deems appropriate. Any such inspection shall be scheduled upon reasonable advance notice to the Sellers. In the event subsurface testing, any testing involving the taking of samples or other physically destructive or invasive testing is recommended by any of the Buyer or its representatives, no such testing shall be performed without the prior written consent of the Sellers (which shall not be unreasonably withheld) and, if required under the applicable Lease, the lessor or sublessor thereunder. Subject to applicable Laws, upon the completion of any inspection or test, the Buyer shall reasonably restore the real property and the tangible personal property to its condition prior to such inspection or test. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

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Section 4.4. Closing Conditions. From the date hereof until the Closing, each Party must use reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article V.

Section 4.5. Further Assurances. Following the Closing, subject to the terms and conditions of this Agreement, if any further action is necessary in order to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents of transfer, novation or assignment) as the other party may reasonably request (at the sole cost and expense of the requesting party). Without limiting the foregoing, (a) if, in the event that following the Closing Date, Buyer receives any monies constituting Excluded Assets, Buyer will promptly endorse or pay such amounts over to Sellers, and (b) if, following the Closing Date, Sellers receive any monies constituting Acquired Assets, Sellers will promptly endorse or pay such amounts over to Buyer.

Section 4.6. Transfer Taxes. All sales use, value added, transfer, stamp, registration, real property transfer or similar taxes applicable to the transfer of the Acquired Assets as contemplated by this Agreement, will be paid 50% by Buyer and 50% by Sellers. Each party must use reasonable efforts to avail itself of any available exemptions from any such taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

Section 4.7. Notification. The Sellers will promptly notify the Buyer in writing of: (a) the discovery by the Sellers of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by the Sellers in this Agreement; (b) any event, condition, fact or circumstance that causes, caused, constitutes or constituted a breach or inaccuracy, in any material respect, of any representation or warranty of Sellers contained in this Agreement at any time on or after the date of this Agreement and on or prior to the Closing Date (“Schedule Updates”) and; (c) any breach of any covenant or obligation of the Sellers set forth in this Agreement; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth herein impossible or unlikely. Notwithstanding the foregoing, no such Schedule Update shall constitute an amendment, update or supplement to the Disclosure Schedules or prevent or cure any breach or affect any rights of the Buyer hereunder.

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ARTICLE V. CONDITIONS TO CLOSING

Section 5.1. Conditions to the Obligations of the Parties. The obligations of the parties to consummate the transactions contemplated are subject to the satisfaction or (to the extent permitted by applicable Law) waiver by the parties, on or prior to the Closing Date, of each of the following conditions:

(a) Governmental Approvals. All consents, approvals and actions of or by, and all filings with and notifications to, any Governmental Authority and other third parties required to consummate the transactions contemplated hereby shall have been obtained, taken or made, as applicable, and shall remain in full force and effect.

(b) Lender Approvals. The two principal lenders to Elemetal or its subsidiaries must have agreed and consented to the transactions contemplated by this Agreement, waived any and all claims that they may have against Sellers, Sellers’ parent and affiliates, and John Loftus, through and including Closing, with respect to the Assets and/or the subject matter of this Agreement, and released any and all liens on the Acquired Assets, all of which as evidenced by such agreements or other document as reasonably required by Buyer.

(c) No Prohibitions. No provision of any applicable Law prohibit the transactions contemplated hereby.

(d) Landlord Consent. The landlord under the Leases must have consented to the assignment and assumption of the Leases contemplated by this Agreement.

Section 5.2. Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated hereby are subject to the satisfaction or (to the extent permitted by applicable Law) waiver by Sellers, on or prior to the Closing Date, of each of the following conditions:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer set forth in Article III and in any Ancillary Agreement delivered by it pursuant hereto (i) that is qualified by materiality shall be true and correct in all respects and (ii) that is not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

(b) Performance of Covenants. All covenants of Buyer under this Agreement or under any Ancillary Agreement to be performed on or before the Closing Date must have been duly performed by Buyer in all material respects.

(c) Release. Sellers must have received evidence, in form acceptable to Sellers, that the Seller Indemnified Parties (as hereinafter defined) have been released from all Master Lease Agreements entered into between Elemetal, LLC (“Elemetal”)(Echo’s parent) and HYG Financial Services, Inc. for forklifts or other equipment used by Echo and ITAD in their operations.

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(d) Receipt of Closing Deliveries. Buyer must have delivered (or caused to be delivered) all of the items specified in Section 2.7(b).

Section 5.3. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions are subject to the satisfaction or (to the extent permitted by applicable law) waiver by Buyer, on or prior to the Closing Date, of each of the following conditions:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Sellers set forth in Article III and in any Ancillary Agreement delivered by them pursuant hereto (i) that is qualified by materiality shall be true and correct in all respects and (ii) that is not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

(b) Performance of Covenants. All covenants of Sellers under this Agreement or under any Ancillary Agreement to be performed on or before the Closing Date must have been duly performed by Sellers in all material respects.

(c) Financing. Buyer will have obtained satisfactory third-party financing necessary for Buyer to pay, at the Closing, the Closing Payment.

(d) No Material Adverse Effect. Between the date hereof and the Closing Date, there must have been no Material Adverse Effect, and Buyer shall be satisfied with its diligence.

(f) Liens. All Liens relating to the Acquired Assets shall have been released in full, other than Permitted Liens, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Liens.

(e) Receipt of Closing Deliveries. Sellers must have delivered, or caused to be delivered, all of the items specified in Section 2.7(a).

ARTICLE VI. Termination

Section 6.1. Grounds for Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by the mutual written agreement of Buyer and Sellers;

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(b) by Buyer in the event of any material breach of any representation, warranty, covenant or agreement of Sellers contained herein if such breach would give rise to the failure of any of the conditions specified in Section 5.3 and such breach is not cured within ten Business Days after the giving of written notice by Buyer to Sellers; provided, however, that there will be no right to terminate if such breach was caused, in whole or in part, by a material breach by Buyer;

(c) by Sellers in the event of any material breach of any representation, warranty, covenant or agreement of Buyer contained herein if such breach would give rise to the failure of any of the conditions specified in Section 5.2 and such breach is not cured within ten Business Days after the giving of written notice by Sellers to Buyer; provided, however, that there will be no right to terminate if such breach was caused, in whole or in part, by a material breach by Sellers;

(d) by either Buyer or Sellers if any Governmental Authority has issued a final and non-appealable order, decree or judgment permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and the party seeking to terminate this Agreement pursuant to this Section 6.1(d) has used commercially reasonable efforts to remove such order; or

(e) by either Buyer or Sellers if the Closing has not occurred on or before July 30, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(e) is not available to any party whose failure to fulfill any material obligation under, or material breach of any provision of, this Agreement is a cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.

Section 6.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 6.1 must give written notice of such termination to the other parties to this Agreement, specifying the provision(s) pursuant to which such termination is effective.

Section 6.3. Effect of Termination. If this Agreement is terminated pursuant to this Article VI, this Agreement will forthwith become wholly void and of no further force and effect and all rights and obligations of the parties hereunder will be terminated without further liability of any party to any other party; provided, however, that (a) the provisions of this Section 6.3 (Effect of Termination) and Article VIII (General Provisions), and the rights and obligations of the parties thereunder, will survive any such termination; and (b) nothing herein will relieve any party from Liability for any intentional misrepresentation under, or any intentional breach of, this Agreement prior to the date of termination.

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ARTICLE VII. INDEMNIFICATION

Section 7.1. Buyer must indemnify, defend and hold harmless Sellers, their respective affiliates and their respective directors, managers, officers, shareholders, members, partners, employees, agents, successors and permitted assigns (the “Seller Indemnified Parties”) from and against all damages, losses, Liabilities, costs and expenses (including expenses of investigation and reasonable fees and expenses of counsel and other professionals) (“Losses”) incurred or suffered by any of the Seller Indemnified Parties (whether or not involving a third party claim or a claim solely among the parties) resulting from, in connection with or arising out of:

(a) any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement or any Ancillary Agreement;

(b) any breach of, or failure to perform, any covenant, agreement or obligations of Buyer under this Agreement or any Ancillary Agreement; and

(c) any Assumed Liability.

Section 7.2. Sellers must, jointly and severally, indemnify, defend and hold harmless Buyer, its affiliates and their respective directors, managers, officers, shareholders, members, partners, employees, agents, successors and permitted assigns (the “Buyer Indemnified Parties”) from and against all Losses incurred or suffered by any of the Buyer Indemnified Parties (whether or not involving a third party claim or a claim solely among the parties) resulting from, in connection with or arising out of:

(a) any breach of, or inaccuracy in, any representation or warranty made by any Seller in this Agreement or any Ancillary Agreement;

(b) any breach of, or failure to perform, any covenant, agreement or obligations of any Seller under this Agreement or any Ancillary Agreement;

(c) any Excluded Assets; and

(d) any Excluded Liability.

Section 7.3. The obligations under this Article VII will survive the Closing. THE INDEMNIFICATION OBLIGATIONS CONTAINED IN THIS ARTICLE VII WILL APPLY REGARDLESS OF ANY INDEMNIFIED PARTY’S OWN NEGLIGENCE AND WITHOUT REGARD TO THE NATURE OF THE CLAIM, INCLUDING BUT NOT LIMITED TO CLAIMS BASED ON STRICT LIABILITY AND STATUTORY CAUSES OF ACTION.

ARTICLE VIII. GENERAL PROVISIONS

Section 8.1. Governing Law. This Agreement is governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to conflict of laws principles as applied in Texas.

Section 8.2. Severability. Should any provision of this Agreement be held unenforceable or invalid under any applicable law, then the parties hereto agree that such provision will be deemed modified for purposes of performance of this Agreement to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties hereto, then such provision will be severed herefrom for purposes of performance of this Agreement. The validity of the remaining provisions of this Agreement will not be affected by any such modification or severance.

Section 8.3. Entire Agreement. This Agreement and the attached Annexes, Exhibits and Schedules and, with executed and delivered, the Ancillary Agreements set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings related to the subject matter hereof.

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Section 8.4. Binding Effect. All the terms, provisions, covenants and conditions of this Agreement are be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, administrators, representatives, successors and permitted assigns.

Section 8.5. Assignment. This Agreement and the rights and obligations of the parties hereto cannot be assigned or delegated by Buyer without the prior written consent of Sellers.

Section 8.6. No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

Section 8.7. Amendment, Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, representations, warranties, covenants or conditions hereof may be waived, only by a written instrument executed by all parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof will in no manner affect the right to enforce the same. No waiver by any party of any condition contained in this Agreement, or of the breach of any term, provision, representation, warranty or covenant contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, provision, representation, warranty or covenant.

Section 8.8. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement is binding when one or more counterparts hereof, individually or taken together, bears the signatures of the parties reflected hereon as signatories. Any signatures that are delivered via facsimile or other electronic means have the same effect as executed original signatures.

Section 8.9. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder must be in writing and are deemed to have been duly given if delivered personally, given by email, sent by overnight delivery service, fees prepaid, via a reputable international overnight courier service or mailed first class, postage prepaid, certified United States mail, return receipt requested. Any notice given under this Section 8.8 is effective (a) if delivered personally, when delivered, (b) if sent by email, when sent, (c) if sent by overnight delivery service, one Business Day after being sent for next Business Day delivery and (d) if mailed, the third Business Day after mailing. Such communications must be sent to the respective parties at the following addresses (or at such other address from a party as specified in a notice given in accordance with this Section 8.8):

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If to Sellers:

Echo Environmental, LLC

ITAD USA, LLC

15850 Dallas Parkway

Dallas, Texas 75248

Attention: General Counsel

Email: tgum@elemetal.com

If to Buyer:

Corrent Resources, LLC

13022 Preston Road

Dallas, Texas 75240

Attention: CEO

Section 8.10. Expenses. Unless otherwise set forth herein, whether or not the transactions contemplated hereby are consummated, each of the parties will pay all costs and expenses of its or his performance of and compliance with this Agreement.

Section 8.11. Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

Section 8.12. Waivers and Disclaimers.

(a) NO RELIANCE. BUYER ACKNOWLEDGES THAT IT HAS REVIEWED AND HAS ACCESS TO ALL ASSETS, LOCATIONS, CONTRACTS, DOCUMENTS, RECORDS AND INFORMATION WHICH IT HAS DESIRED TO REVIEW IN CONNECTION WITH ITS DECISION TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION, WARRANTY, STATEMENT, ADVICE, DOCUMENT, PROJECTION OR OTHER INFORMATION OF ANY TYPE PROVIDED BY OR ON BEHALF OF SELLERS, OR ANY OF THEIR AFFILIATES, OR ANY OF THEIR REPRESENTATIVES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN THIS AGREEMENT. IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, BUYER ACKNOWLEDGES THAT IT HAS RELIED SOLELY UPON ITS OWN KNOWLEDGE, INVESTIGATION AND ANALYSIS (AND THAT OF ITS REPRESENTATIVES) AND NOT ON ANY DISCLOSURE OR REPRESENTATION MADE BY OR ON BEHALF OF, OR ANY DUTY TO DISCLOSE ON THE PART OF, SELLERS OR THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN THIS AGREEMENT.

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(b) DISCLAIMER. BUYER ACKNOWLEDGES THAT THE ACQUIRED ASSETS AND ASSUMED LIABILITIES WILL BE TRANSFERRED TO BUYER AND ACCEPTED BY BUYER IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, WITHOUT, SUBJECT TO THE EXCEPTION BELOW, ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED BY SELLERS AND WAIVED BY BUYER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN THIS AGREEMENT.

(c) ADDITIONAL DISCLAIMERS. SELLERS MAKE NO REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO BUYER WITH RESPECT TO THE ACQUIRED ASSETS, ASSUMED LIABILITIES OR OTHER TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.13. Non-Recourse. Notwithstanding anything in this Agreement to the contrary, the Liabilities of each party under this Agreement and the Ancillary Agreements and all other Liabilities or Actions (whether in law or in equity and whether based on contract, in tort or otherwise) that may be based on, arise out of or relate to this Agreement or any of the Ancillary Agreements (including any breach or alleged breach hereof or thereof), the negotiation, execution or performance hereof or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, may only be made against a party in its capacity as a party to this Agreement or any of the Ancillary Agreements and will be without recourse of any kind to any former, current or future direct or indirect stockholders, equityholders, controlling persons, portfolio companies, management companies, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, representatives or affiliates of such party or any heir, executor, administrator, successor or assign of any of the foregoing, or any former, current or future direct or indirect stockholder, equity holder, controlling person, portfolio company, management company, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, representative or affiliate of any of the foregoing or any heir, executor, administrator, successor or assign of any of the foregoing (other than, in each case, such party and its subsidiaries).

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

CORRENT RESOURCES, LLC

By:	/s/ Bret Pedersen
Name:	Bret Pedersen
Title:	Secretary

SELLERS:

ECHO ENVIRONMENTAL, LLC

By:	/s/ Tommy McGuire
Tommy McGuire
President

ITAD USA, LLC

By:	/s/ Tommy McGuire
Tommy McGuire
President

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ANNEX A

Definitions

1. “Acquired Assets” means all of the assets, properties, rights and interests of Sellers of every kind and character and wherever located, including, but not limited to, (a) any and all tangible personal property physically located at the Locations as of the Closing, including those set forth on Schedules A-1 (Belt Line) and A-2 (McKenzie) attached hereto but excluding the Excluded Assets, (b) all interests, rights and benefits under the Belt Line Lease and McKenzie Lease (collectively, the “Leases”) in respect of periods following the Closing, (c) all interests, rights and benefits under all Assigned Contracts, (d) all Company IP, (e) all of the trade and other accounts receivable, generated directly and solely in the ordinary course of business by Sellers at the Locations and/or otherwise generated by Echo and ITAD, (f) all of the Sellers’ cash on hand (approximately $1,200,000); (g) all materials, inventories, parts, and work-in-process physically located at the Locations, (h) copies of the personnel records of the Hired Employees, (i) all Echo and ITAD permits, licenses and authorizations, (j) all books and records of Seller with respect to the foregoing, including all records, files, papers, plans, data, sales, leasing and purchase correspondence, accounting records, financial records and related information, in whatever form; and (k) all goodwill and the going concern value of the business related to the ownership and use of the Acquired Assets.

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, proceeding, audit, review, complaint, litigation or investigation by, before or otherwise involving any Governmental Authority, arbitrator or mediator.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement and any other documents, instruments, certificates and agreements to be entered into in connection with the transactions contemplated by this Agreement.

“Assigned Contracts” means the contracts listed on Schedule A-3 attached hereto.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement among Sellers and Buyer substantially in the form attached hereto as Exhibit A.

“Assumed Liabilities” means the following Liabilities of Sellers: (a) all Liabilities relating to the operation of the Business or the ownership or use of the Acquired Assets following the Closing, other than any Liability relating to or arising from any breach prior to the Closing Date, or any event, circumstance or condition first occurring or existing prior to the Closing Date that with notice, lapse of time or both would constitute or result in a breach, by Sellers of any of their obligations thereunder, (b) all Liabilities arising after the Closing under the Leases and Assigned Contracts, (c) accounts payable of either Echo or ITAD arising from or relating to the conduct of business in the ordinary course of business by any Echo or ITAD at the Locations, except to the extent they should have been reflected on the Financial Statements but were not and (d) all Liabilities for taxes for which Buyer is liable in accordance with Section 4.6.

“Base Consideration” means Six Million Nine Hundred Twenty-Five Thousand Nine Hundred Seventy-Eight Dollars ($6,925,978.00).

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“Belt Line Lease” that certain lease agreement entered into by and between Echo and 2101 Belt Line Partners, LP on May 27, 2015 regarding the lease of the premises located at 2101 W. Belt Line Road, Carrollton, Texas, as amended.

“Bill of Sale” means the Bill of Sale among Sellers and Buyer in substantially the form attached hereto as Exhibit B.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Code” means the Internal Revenue Code of 1986.

“Excluded Assets” means (a) cash and cash equivalents, (b) records prepared by or on behalf of Sellers relating to the negotiation of the transactions contemplated by this Agreement and all records prepared by or on behalf of Sellers in connection with the potential divestiture of all or a part of the Business or any other business or asset of any Seller, including (i) proposals received from third parties and analyses relating to such transactions and (ii) communications with legal counsel representing any Seller, and (c) corporate minute books and similar records.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local, provincial, foreign or international court, tribunal, judicial or arbitral body, government, political or other subdivision, department, commission, board, bureau, agency, branch, official or other regulatory, administrative or governmental authority.

“Law” means any applicable statute, law, ordinance, regulation, rule, ruling, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means any liability, debt, obligation or commitment of any nature whatsoever (whether direct or indirect, known or unknown, accrued or unaccrued, absolute or contingent, or matured or unmatured) including any arising under any applicable Law, any license, permit or approval, any Action or any agreement, contract or commitment.

“Lien” means any lien, pledge, mortgage, security interest, encumbrance, or similar third-party interest or claim.

“Material Adverse Effect” means any effect, event, occurrence, or change, that (a) has had, or would reasonably be expected to have, a material adverse effect on the Acquired Assets of the Business, taken as a whole or (b) will prevent or materially impair or delay the ability of Sellers to perform their material obligations hereunder or to consummate the transactions contemplated hereby; provided, however, none of the following (or any consequence of any of the following) shall be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) compliance with the terms and conditions of this Agreement or the failure to take any action as result of any restrictions or prohibitions set forth in this Agreement, (ii) any failure by the Business to meet internal or published projections, budgets, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period, (iii) the effect of any changes affecting any of the industries in which the Business operates, any services which the Business offers generally, the economy generally or general worldwide economic conditions, (iv) national or international political or social conditions, including an outbreak or escalation of hostilities involving the United States, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (v) any changes in general legal or regulatory conditions or applicable Laws or accounting rules, including GAAP, or the interpretation thereof, (vi) any announcement or communication regarding the transaction contemplated by this Agreement, or (vii) any action taken by Buyer following the execution of this Agreement.

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“McKenzie Lease” means that certain lease agreement entered into by and between Echo (f/k/a Elemetal Environmental, LLC) and FR AZ/TX, LLC on June 23, 2017 regarding the lease of the premises located at 2029-2035 McKenzie Drive, Suite 100, Carrollton TX 75006.

“Permitted Liens” means (a) Liens for current taxes that are not yet due and payable as of the Closing Date or for Taxes that the taxpayer is contesting in good faith, (b) statutory Liens of landlord’s, materialmen’s, mechanic’s, workmen’s, carrier’s, repairmen’s and other similar Persons arising or incurred in the ordinary course of business and for amounts which are not delinquent, (c) Liens for water, sewage and similar charges, (d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (e) deposits made in connection with utility services, (f) Liens granted by Buyer, including Liens granted to any lender in connection with any financing by Buyer of the transactions contemplated hereby, (g) Liens on the Locations in favor of the landlord of such leased real property, whether contractual, statutory or otherwise, (h) any Liens affecting title to any leased real property, and (i) any Liens described on Schedule A-4 attached hereto.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, margin, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

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LIST OF SCHEDULES AND EXHIBITS

Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC, each of the following schedules and exhibits to this Asset Purchase Agreement have been omitted. The registrant hereby agrees to furnish supplementally to the SEC, upon its request, any or all omitted schedules and exhibits.

1.	Schedule A-1, Tangible Assets – Belt Line Location

2.	Schedule A-2, Tangible Assets – McKenzie Location

3.	Schedule A-3, Assigned Contracts

4.	Schedule A-4, Additional Permitted Liens

5.	Exhibit A, Assignment and Assumption Agreement

6.	Exhibit B, Form of Bill of Sale

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